                                                                     EXHIBIT 8.1

                               FORM OF OPINION OF
                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                                 July 10, 1998


                                                                  (202) 639-7073
El Paso Natural Gas Company
1001 Louisiana Street
Houston, Texas 77002

Gentlemen:


     We are acting as counsel to El Paso Natural Gas Company, a Delaware corporation ("El Paso"), and El Paso Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of El Paso ("Merger Sub"), in connection with the merger (the "Merger") of DeepTech International Inc., a Delaware corporation ("DeepTech"), with and into El Paso or with Merger Sub pursuant to an Agreement and Plan of Merger, dated as of February 27, 1998, by and among El Paso, Merger Sub, and DeepTech, as amended by Amendment No. 1, dated June 16, 1998 among El Paso, Merger Sub, El Paso Energy Corporation, a wholly owned subsidiary of El Paso, and DeepTech (as so amended, the "Amended Merger Agreement").



     El Paso proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), registration statement on Form S-4 (File No. 333-49863) (the "Registration Statement") with respect to the common stock, par value $3.00 per share, of El Paso to be issued to holders of shares of common stock, par value $0.01 per share, of DeepTech ("DeepTech Common Stock") in connection with the Merger. In addition, DeepTech has prepared, and we have reviewed, a Proxy Statement/ Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement/ Prospectus"). In rendering the opinion set forth below we have relied upon the facts and assumptions stated in the Proxy Statement/Prospectus and upon such other documents as we have deemed appropriate, including the representations of El Paso and DeepTech referred to in the Proxy Statement/Prospectus.



     We have assumed that all parties to the Amended Merger Agreement have acted, and will act, in accordance with the terms of such Amended Merger Agreement and that the Merger will be consummated at the effective time pursuant to the terms and conditions set forth in the Amended Merger Agreement without the waiver or modification of any such terms and conditions.



     Based upon and subject to the foregoing and to the qualifications, limitations and assumptions contained in the portion of the Proxy Statement/Prospectus captioned "Material U.S. Federal Income Tax Consequences of the Merger," that portion of the Proxy Statement/Prospectus captioned "Material U.S. Federal Income Tax Consequences of the Merger" constitutes our opinion regarding the material federal income tax consequences of the Merger to holders of outstanding DeepTech Common Stock. No opinion is expressed on any matters other than those specifically referred to herein.


     The opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                            Very truly yours,

                                            FRIED, FRANK, HARRIS,
                                            SHRIVER & JACOBSON


                                            /s/  Fried, Frank, Harris, Shriver &
                                            Jacobson


                                            ------------------------------------